CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment  to the Registration Statement on Form N-1A of Advisors Series Trust and to the use of our report dated December 27, 2012 on the financial statements and financial highlights of the Huber Capital Equity Income Fund, Huber Capital Small Cap Value Fund, and Huber Capital Diversified Large Cap Value Fund, each a series of the Advisors Series Trust.   Such financial statements and financial highlights appear in the 2012 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
February 26, 2013